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Exhibit 12.1

Protective Life Insurance Company

	Six Months Ended June 30		Year Ended December 31
	2002	2001	2001	2000	1999	1998	1997
Computation of Ratio of Consolidated Earnings to Fixed Charges
Income from Continuing Operations before Income Tax	$132,623	$109,846	$213,958	$174,622	$186,613	$171,461	$133,244
Add Interest Expense	2,338	2,835	4,633	6,400	7,000	9,836	5,388

Earnings before Interest and Taxes	$134,961	$112,681	$218,591	$181,022	$193,613	$181,297	$138,632
Earnings before Interest and Taxes Divided by Interest Expense	57.7	39.8	47.2	28.3	27.7	18.4	25.7
Computation of Ratio of Consolidated Earnings to Combined Fixed Charges and Interest Credited on Investment Products
Income from Continuing Operations before Income Tax	$132,623	$109,846	$213,958	$174,622	$186,613	$171,461	$133,244
Add Interest Expense	2,338	2,835	4,633	6,400	7,000	9,836	5,388
Add Interest Credited on Investment Products	560,416	421,869	944,098	766,004	331,746	352,721	299,004

Earnings before Interest and Taxes	$695,377	$534,550	$1,162,689	$947,026	$525,359	$534,018	$437,636
Earnings before Interest and Taxes Divided by Interest Expense and Interest Credited on Investment Products	1.2	1.3	1.2	1.2	1.6	1.5	1.4

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  Exhibit 12.1
Protective Life Insurance Company